EXHIBIT 10.2

                        ELSON T. KILLAM ASSOCIATES, INC.
                        1987 INCENTIVE STOCK OPTION PLAN
                        INCENTIVE STOCK OPTION AGREEMENT

             INCENTIVE STOCK OPTION AGREEMENT, dated as of the ____ day of _________ 198_ (the "Grant Date") between Elson T. Killam Associates, Inc., a New Jersey Corporation (the "Company") and __________ (the "Optionee"), a key senior management employee or officer of the Company.

             WHEREAS, the Company desires to afford the optionee an
       opportunity to purchase shares of              dollar ($   ) par
       value Common Stock, of the Company ("Shares") as hereinafter provided, in accordance with the provisions of Elson T. Killam Associates, Inc. 1987 Incentive Stock Option Plan (the "Plan"), a copy of which is attached hereto.

             NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereunder, agree as follows:

             1. Grant of Option. The Company hereby grants to the Optionee the right and option to purchase all or any part of an aggregate of __________ Shares (the "Option"), which Option is intended to qualify as an incentive stock option under Section 422A of the Internal Revenue Code of 1986 (the "Code"). The Option is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the Plan's terms and conditions as they may be amended from time to time in accordance with the Plan (which terms and conditions are and automatically shall be incorporated herein by reference and made a part hereof and shall control in the event of any conflict with any other terms of this Agreement).

             The Option is granted subject to the approval of the Plan on or before December 15, 1988 by the holders of at least two-thirds (2/3) of the outstanding Shares. If said shareholder approval is not obtained as aforesaid, the Plan, this Agreement, and any and all actions (including without limitation the granting and exercise of the Option) taken pursuant to or in connection with either, shall be null and void or shall, if necessary, be deemed to have been fully rescinded.

             2. Purchase Price. The purchase price per share (the "Option Price") of the Shares covered by the Option (the "Option Shares") shall be $_____. It is the determination of the Committee that the Option Price is not less than one hundred percent (100%) of the fair market value of the Option Shares on the Grant Date.
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             3.   Term.  Unless earlier terminated pursuant to any
       provision hereof or of the Plan, the Option shall expire on __________ (the "Expiration Date").

             4. Exercise of Option. The Option shall become exercisable on _____________, which date is four (4) years after the Grant Date if granted prior to 1988 or is exercisable in four
       (4) installments beginning on the anniversary of the Grant Date occurring in or after 1991 and each anniversary date thereafter. The right of the Optionee to purchase the Option Shares which are the subject of any installment of the Option which has become exercisable may be exercised in whole or in part at any time or times prior to the expiration or other termination of the Option.

             The foregoing provisions of this Paragraph 4 notwithstanding, the exercisability of the Option is subject to the terms and conditions of the Plan, including those set forth in subsections (c) through (g) of Section 5 thereof.

             5. Method of Exercising Option. Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by written notice to the Company at its principal office, which is presently located at 27 Bleeker Street, Post Office Box 1008, Millburn, New Jersey 08873. Such notice (a suggested form of which is attached hereto) shall state the election to exercise the Option and the number of Option Shares with respect to which it is being exercised; shall be signed by the person or persons so exercising the Option; shall, if the Company so requests, be accompanied by the investment certificate referred to in Section 6 of the Plan; and shall be accompanied by payment of the full Option Price of such Option Shares unless a loan is permitted within the discretion of the Committee and in accordance with the Plan. The Option Price shall be paid in cash, check, bank draft or postal or express money order, except to the extent a loan is otherwise permitted. Upon receipt of such notice and payment, the Company, as promptly as practicable shall deliver or cause to be delivered a certificate or certificates representing the Shares with respect to which the Option is so exercised. The certificate or certificates for such Shares shall be registered in the name of the person or persons so exercising the Option (or, if the Option is exercised by the Optionee and if the Optionee shall so request in the notice exercising the Option, shall be registered in the name of the Optionee and his or her spouse, jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised by any person or persons after the death or legal disability of the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable by the Company.

             6.   Non-Transferability of Option.  The Option is not
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       assignable or transferable, in whole or in part, by the Optionee, otherwise than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or, in the event of legal disability, by the Optionee's legal representative.

             7. Disqualifying Disposition of Option Shares. The Optionee agrees to give written notice to the Company, at its principal office, if a "disposition"' of the Shares acquired through exercise of the Option granted hereunder occurs at any time within two (2) years after the Grant Date or within one (1) year after the transfer to the Optionee of such Shares. For purposes of this Paragraph, the term "disposition" shall have the meaning assigned to such term by section 425(c) of the Code.

             8. Withholding of Taxes. The obligation of the Company to deliver Shares upon the exercise of the Option shall be subject to applicable Federal, state and local tax withholding requirements.

             9. Governing Law. This Agreement shall, to the maximum extent possible, be construed in a manner consistent with the Code provisions concerning incentive stock options, and its interpretation shall otherwise be governed by the laws of the State of New Jersey.

             IN WITNESS WHEREOF, the Company has caused this Incentive Stock Option Agreement to be executed by a duly authorized officer, and the Optionee has hereunto set his hand and seal, all as of the day and year first above written.

       ATTEST

       [Corporate Seal]              ELSON T. KILLAM ASSOCIATES, INC.



       By:_________________________  By:_______________________________
       Assistant Secretary



       _____________________________  __________________________________
       Witness                        Grantee